Exhibit 10.1

Non-Employee Director Compensation Plan
(Effective September 2019)

Annual Cash Retainer:(1)

Board Member	$85,000

Additional Annual Retainers:
Non-Executive Chairman of the Board	$135,000
Lead Director	$50,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$7,500
Nominating Committee Chair	$10,000
Nominating Committee Member	$5,000

Annual Grant of Restricted Stock(2)	$130,000(3)

Expense Reimbursement – for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings.

(1)	The cash retainers will be paid in arrears, quarterly or semi-annually at the Company’s discretion. All amounts listed are in United States dollars.
(2)
Each share of restricted stock will be fully vested on the earlier of the first anniversary of the grant date and the Company's next annual meeting. Each non-employee director receives an initial restricted stock award in connection with the director’s election or appointment to the board. The initial awards are pro-rated for the partial year of service based on the date of election or appointment. Thereafter, on the date of each annual meeting of stockholders, each person who is either elected to the board at the annual meeting or continues to serve on the board upon the conclusion of the annual meeting will receive the restricted stock award.

(3)
The number of shares issued for restricted stock awards will equal the specified dollar value of the restricted stock award divided by the applicable per share ASC 718 charge as of the grant date as determined by the Company for financial reporting purposes.